Exhibit 10.1

CONFIDENTIAL

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Release”) is entered into by and between WILLDAN, a California corporation (“EMPLOYER”) and Richard L. Kopecky (“KOPECKY”) effective on the date indicated adjacent to the signature of the parties appearing at the end of this Release.

RECITALS

WILLDAN GROUP, INC., is a Delaware corporation.  WILLDAN GROUP, INC., is the sole shareholder of the following subsidiaries: EMPLOYER, MuniFinancial, Arroyo Geotechnical, American Homeland Solutions and Public Agency Resources.  WILLDAN GROUP, INC., and its subsidiaries shall be collectively referred to herein as “WGI”.  The term “WGI” shall also include all officers, agents, employees, shareholders, boards of directors, insurers, attorneys, and assigns of WGI.

On November 12, 1999, KOPECKY executed an Officer Confidentiality Information and Consulting Agreement, the terms of which remain in effect.

It is the intent of KOPECKY in executing this Release that this be a full release and settlement of all claims, known or unknown, asserted or which could be asserted by KOPECKY against WGI and against any officers, agents, employees, affiliates, subsidiaries, successors, assigns, attorneys and insurers of KOPECKY;

NOW, THEREFORE, the Parties agree, as follows:

RELEASE

In consideration of the covenants undertaken, representations made, and the releases contained in this Release, and for other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

1.             EMPLOYER acknowledges that upon termination KOPECKY was tendered the following:

Pay through date of termination	—	$5,654.32 (Less taxes and withholding)
Accumulated and unused Paid Leave	—	$48,423.19 (Less taxes and withholding)
Four Weeks Severance	—	$16,155.20 (Less taxes and withholding)

the receipt of which is hereby acknowledged.  These amounts shall constitute the only amounts paid for wages and/or compensation for services, and the Parties agree that no further amounts for wages or services are due or payable. These sums shall be subject to all appropriate employment withholdings and shall be reflected on a W-2 form as may be required by law.  All withholdings from said payments remain the responsibility of EMPLOYER.  KOPECKY affirms that payment pursuant to this Section shall constitute payment in full of all leave (paid or unpaid) compensation, wages, bonuses, commissions, and/or benefits are due to him except as provided in this Release.  KOPECKY further affirms that he has no known work-related injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act and affirms that he has not been the subject of any form of discrimination.  KOPECKY understands that EMPLOYER has relied upon KOPECKY’s representations herein.

2.             Conditioned upon KOPECKY’s execution of this Release, in addition to the payments described in Section 1 above, EMPLOYER agrees to provide the following additional consideration to KOPECKY:

A.            Title to the Denali SUV, currently in use by KOPECKY will be transferred to KOPECKY, clear of all liens, taxes fees etc. except the registration fee which is estimated $400 which is KOPECKY”S obligation to pay;

B.            Provide eleven (11) months wage continuation totaling $192,515.57 (Less taxes and withholding), payable biweekly in conjunction with EMPLOYER’s regular payroll and continue for the same term medical, dental and vision insurance program presently in place;

C.            Provide EMPLOYER’S portion of 401(k) Contribution for amount contributed by EMPLOYEE through February 6, 2007.

The additional consideration provided to KOPECKY under this Section 2 is in full satisfaction of all claims, known or unknown, asserted or not asserted, including, but not limited to, any and all claims alleged in, arising out of, or relating to KOPECKY’s employment and/or termination of employment. This compensation may be reported by Form W-2 , as may be required by law.  EMPLOYER’s obligations in this Section 2 shall not commence until the eighth day following execution of both this Release by KOPECKY and the Acknowledgment and Waiver (Exhibit 1), assuming no earlier revocation of this Release by KOPECKY.  KOPECKY understands that payment of the sum set forth in this Section is made to compromise and release any and all claims for damages which KOPECKY may have against WGI, including, but not limited to, KOPECKY’s claims for attorney’s fees and costs, if any.  No representation as to the nature of this settlement or its taxability have been made to KOPECKY.  KOPECKY agrees that although EMPLOYER shall deduct the usual withholdings and pay all typical EMPLOYER related taxes such as but not limited to FICA etc. , KOPECKY shall be responsible for all typical EMPLOYEE related tax obligations on the amounts provided in this Section 2.  KOPECKY hereby represents that he shall make payments on such taxes at the appropriate time and in the amount required of KOPECKY, if any, and will be solely responsible for the same.

3.             Other than the payment obligations specifically enumerated in Section 2 hereinabove, WGI shall have no other monetary obligations to KOPECKY under this Release or otherwise.

4.             KOPECKY represents and warrants that he has not filed or caused to be filed any complaint, action, report, or charge against WGI in any forum or with any government or quasi-government agency, any court, any consumer organization, the press or media, or any other person, entity, or organization.  KOPECKY further represents and warrants that he will not authorize anyone to file any complaint, report, or charge against WGI with any government or quasi-government agency, any court, any consumer organization, the press or media, or any other person, entity, or organization.  If any government or quasi-government agency, court, or other body assumes jurisdiction over any complaint, charge, suit, or claim against WGI on behalf of KOPECKY, then KOPECKY will request such government or quasi-government agency, court, or other body withdraw and/or dismiss the matter with prejudice.

5.             In consideration of the representations made and covenants undertaken herein, and except for those obligations created by or arising out of this Release, KOPECKY, knowingly and voluntarily, covenants not to sue WGI and acknowledges complete satisfaction of, and upon full performance by EMPLOYER provided in Sections 2 above, hereby completely and irrevocably releases, absolves and discharges forever WGI, and its, past and current, assigns, successors, beneficiaries, employees, officers, directors, shareholders, subsidiaries, management companies, assignees, trustees,  partners, affiliates, agents, attorneys, and insurers, and their respective spouses, past, present, and future, and all those claiming by, through or under them, with respect to and from any and all claims, demands, liens, Releases, contracts, covenants, actions, suits, causes of action, claims, wages, obligations, debts, expenses, attorney’s fees, damages, judgments, other liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed, or hidden, which KOPECKY now owns or holds or has at any time heretofore owned or held, including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, Releases, obligations and causes of action, known or unknown, suspected by KOPECKY arising out of or in any way connected to: (1) employment with EMPLOYER; (2) any and all claims alleged in, arising out of, or in any way relating to KOPECKY’s employment and/or termination, and any and all filings, complaints, or claims filed with any city, county, state or federal agency, commission, office or tribunal whatever; and (3) any transactions, occurrences, acts or omissions occurring prior to the date of this Release, whether known or unknown, including specifically, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 sections 1981 through 1988 of Title 42 of the United States Code, as amended, the EMPLOYEE Retirement Income Security Act of 1974, as amended, The Immigration Reform and Control Act, as amended, the Americans with Disabilities Act of 1990, as amended, The Workers Adjustment and Retraining Notification Act, as amended, The Occupational Safety and Health Act, as amended, The Sarbanes-Oxley Act of 2002, California Family Rights Act, California Fair Employment and Housing Act, Statutory provisions regarding Retaliation/Discrimination for filing a Workers’ Compensation Claim - Calif. Labor Code section 132a (1) to (4), California Unruh Civil Rights Act, California Parental Leave Law, California Family and Medical Leave; California Parental Leave for School Visits Law, the Age Discrimination in Employment Act, the Federal Family and Medical Leave Act, any and all workers’ compensation statutes or regulations, any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, overtime pay, life insurance, health and medical insurance or any other fringe benefit, workers’ compensation benefits or disability, any other federal, state or local civil or human rights law or any other federal, state or local law, regulation, or ordinance, or any public policy, contract, tort, or common law. Notwithstanding the above the EMPLOYEE shall be entitled to any vested benefit rights.

6.             It is a further condition of the consideration hereof and is the intention of the parties in executing this Release that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified, and, in furtherance of this intention, KOPECKY hereby expressly waives any and all rights or benefits conferred by the provisions of section 1542 of the California Civil Code and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  Section 1542, waived by KOPECKY, provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

KOPECKY acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement.  Nevertheless, KOPECKY hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  KOPECKY acknowledges that he understands the significance and consequences of such release and such specific waiver of section 1542.

7.             While this Release resolves all issues between KOPECKY, on the one hand, and WGI, on the other hand, as well as any future effect of any actions or omissions, as specifically set forth herein, it does not constitute an admission by WGI, of any wrongdoing on the part of WGI or its affiliates, officers, agents or employees, or of any violation of federal, state or local law, ordinance or regulation or of any violation of  WGI’s policies or procedures or of any liability or wrongdoing by WGI, whatsoever.  Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by WGI.  This Release may be introduced, however, in any proceeding to enforce this Release.  Such introduction, however, may be pursuant to an order protecting its confidentiality or submitted under seal.  KOPECKY promises not to voluntarily encourage, counsel or assist (directly or indirectly) any current or former employee or third party in the preparation or prosecution of any civil dispute, difference, grievance, claim, charge or complaint against WGI and/or any Releasees unless compelled to do so by valid legal process or by any governmental agency having jurisdiction.  In the event KOPECKY receives notice that KOPECKY is required to provide testimony or information in any context about WGI and/or any Releasees to any third-party, KOPECKY agrees to inform the president of WGI in writing within 24 hours of receiving such notice.  KOPECKY, thereafter, agrees to cooperate with WGI in responding (if necessary) to such legal process.  KOPECKY also agrees not to testify or provide any information in any context if WGI has informed KOPECKY of its intent to contest the validity or enforceability of any request, subpoena or court order until such time as WGI has informed KOPECKY in writing that it consents to KOPECKY’s testimony or has fully exhausted its efforts to challenge any request, subpoena or court order requiring KOPECKY’s testimony.  If KOPECKY is required to provide testimony in any context about WGI (with WGI’s consent or after WGI completes its challenges), KOPECKY shall testify truthfully at all times.

8.             KOPECKY expressly acknowledges and agrees that, by entering into this Release, KOPECKY is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release.  KOPECKY further expressly acknowledges and agrees that:

A.            In return for this Release, KOPECKY will receive consideration beyond that which KOPECKY was already entitled to receive before entering into this Release;

B.            KOPECKY was orally advised and is hereby advised in writing by this Release to consult with an attorney before signing this Release;

C.            KOPECKY was given a copy of this Release and informed that he had twenty-one (21) days within which to consider the Release; and

D.            KOPECKY was informed that he had seven (7) days following the date of execution of the Release in which to revoke the Release.

9.             With the exception of the seven (7) day revocation period, KOPECKY, on the advice of KOPECKY’s own counsel, waives the twenty-one (21) day review period as stated in the waiver attached as Exhibit “1.”

10.           KOPECKY agrees that he will keep confidential all business information and trade secrets he learned about WGI, if any, in connection with any employment relationship he maintained with WGI.  Additionally, KOPECKY agrees to comply with the confidentiality provisions contained in the Officer Confidentiality Information and Consulting Agreement executed on November 12, 1999, the terms of which remain in effect; however, KOPECKY may be employed by competing firms provided such confidentiality is maintained.  KOPECKY agrees that he will not disclose such confidential business information or trade secrets to any third party and will not use such conditional business information for any purpose other than in the service of WGI’s clients and for the benefit of WGI .  The parties agree that in the event that this provision is violated, WGI will suffer damages, however the amount of damages would be difficult to ascertain.  Accordingly, the parties agree that in the event of violation of this section, WGI shall be paid liquidated damages in the amount of $5,000 for each such violation and that such liquidated damages shall be in lieu of all other damages payable for such violation.  The parties further agree that this sum may be withheld from any sums due by EMPLOYER to KOPECKY by way of offset.

11.           KOPECKY agrees to refrain from all conduct, verbal or otherwise, that disparages or damages, or could disparage or damage the reputation, goodwill or standing in the community of WGI or of any of the released parties; provided that this sentence in no way shall prohibit KOPECKY from testifying truthfully pursuant to a valid subpoena or court order.  The parties agree that in the event that this provision is violated, WGI will suffer damages, however the amount of damages would be difficult to ascertain.  Accordingly, the parties agree that in the event of violation of this section, WGI shall be paid liquidated damages in the amount of $5,000 for each such violation and that such liquidated damages shall be in lieu of all other damages payable for such violation.  The parties further agree that this sum may be withheld from any sums due by EMPLOYER to KOPECKY by way of offset.

12.           KOPECKY warrants and represents that he has not heretofore assigned or transferred to any person any claims which are to be released under this Release or any part or portion thereof and that he shall defend, indemnify and hold harmless WGI from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

13.           KOPECKY acknowledges that his employment with and any employment he claims to have had with EMPLOYER terminates as of February 6, 2007, and that he has no further employment or contractual relationship with WGI, except as may arise out of this Release.  KOPECKY waives any right or claim to reinstatement as an employee of EMPLOYER and KOPECKY agrees that he will not apply in the future for any position with EMPLOYER or WGI.  Notwithstanding the foregoing, EMPLOYEE may become employed by Public Agency Resources (“PARS”) upon the mutual agreement of EMPLOYEE and PARS.

14.           WGI shall hold harmless, defend and indemnify EMPLOYEE from any and all claims, losses, liability and damages arising out of or relating to EMPLOYEE’s services performed for WGI’s clients by EMPLOYEE during the course and scope of EMPLOYEE’s employment.  In the event KOPECKY receives notice of any potential claim, KOPECKY shall timely notify WGI in order to allow WGI to defend such claim.  KOPECKY, thereafter, agrees to cooperate with WGI in responding to and defending against any such claims or resulting legal process.

15.           This Release constitutes and contains the entire and final understanding concerning the subject matters addressed herein between the parties.  It is intended by the parties that this Release constitute a complete and exclusive statement of the terms of this Release.  This Release supersedes and replaces all prior negotiations and all Releases proposed or otherwise, whether written or oral, concerning the subject matter hereof, if any.  Any representation, promise or Release not specifically included in this Release shall not be binding upon or enforceable against either party.  This is a fully integrated Release.

16.           This Release may not be amended or modified in any manner without the prior written consent of both EMPLOYER and KOPECKY.

17.           Either KOPECKY or EMPLOYER may revoke this Release in its entirety during the seven (7) days following execution of the Release by KOPECKY.  Any revocation of the Release must be in writing and hand-delivered to the other party during the revocation period.  This Release will become effective and enforceable seven (7) days following execution by KOPECKY, unless it is revoked during the seven (7) day period.

18.           This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

19.           Each party has cooperated in the drafting and preparation of this Release.  Hence, in any construction to be made of this Release, the same shall not be construed against any party on the basis that the party was the drafter.

20.           This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.           No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

22.           In entering into this Release, the parties represent that they have consulted with the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Release have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

23.           All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Release and which are not inconsistent with its terms.

24.           Should any provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and said illegal or invalid parts, terms or provisions shall be deemed not to be part of this Release so long as the material provisions of this Release remain intact.  Jurisdiction and venue of any action filed to enforce the terms of this Release shall be in Orange County, California.

25.           KOPECKY has possession of EMPLOYER’s computer, gasoline credit card, company credit card, cellular telephone, FOB and outside door code card.  These items shall be returned to EMPLOYER by KOPECKY by February 16, 2007 unless other arrangements are made to allow KOPECKY to maintain possession. EMPLOYER shall pay all expenses/charges for the use of the items in possession until February 16, 2007.

HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, KOPECKY FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE NOW HAS OR MAY IN THE FUTURE HAVE.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Release as of the date set forth above.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

Executed February 10, 2007, at Lake Arrowhead, California.

/s/ Richard L. Kopecky
Richard L. Kopecky

Executed February 20, 2007, at Anaheim, California.

WILLDAN
a California corporation

By:	/s/ Win Westfall
Win Westfall, Chairman of the Board

EXHIBIT 1

ACKNOWLEDGMENT AND WAIVER

I, Richard L. Kopecky, hereby acknowledge that I was given the opportunity to review the foregoing Release for twenty-one (21) days, but I voluntarily chose to sign the Release prior to the expiration of the twenty-one (21) day period after consulting with my own counsel.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this February 10, 2007, at Lake Arrowhead, California .

/s/ Richard L. Kopecky

Richard L. Kopecky